INTERNAL CORRESPONDENCE	LOCATION	Corporate Campus
	DATE	May 16, 2013
	WRITER	David L. Goodin
	SUBJECT	Promotion

Jeff Thiede
MDU Construction Services Group, Inc.

I am pleased to offer you the position of President and Chief Executive Officer of MDU Construction Services Group (“CSG”). This position will report to me and will be a member of the Management Policy Committee. Your leadership in continuing to drive high returns on invested capital at CSG along with helping to leverage our talents across all business units to grow our whole corporation is critical. I have every confidence in your abilities to build on past successes and to keep the momentum going.

This position is a Section 16 officer, effective May 16, 2013.

The Compensation Committee of the Board of Directors determined your pay package with input from me. It is a regular, full-time position terminable at will by either party that includes the following terms:

•	Effective Date: The effective date of the promotion is April 30, 2013.

•
Salary Grade and Base Salary: Your salary grade will increase from “H” to “J”, and your base salary will increase 16.67 percent, from $330,000 annually to $385,000 annually. Future salary increases will be determined by the Compensation Committee, and the timing of such increases is typically in November to become effective the following January.

•
EICP: Your Executive Incentive Compensation Plan (EICP) target award will remain at 90 percent of base salary for 2013. Your 2013 EICP will be calculated using your prorated 2013 base salary (i.e., four months at an annualized salary of $330,000 and eight months at an annualized salary of $385,000). For 2014, 2015, 2016 and 2017, I will recommend to the Compensation Committee that your EICP target will decrease from the current 90 percent of base salary to 85 percent, 80 percent, 75 percent and 65 percent of base salary, respectively. The 65 percent of base salary would be consistent with other current executives in this salary grade. I will be recommending to the Compensation Committee that your Long-Term Incentive target be gradually increased to 90 percent of base salary which is discussed below.

In terms of your EICP performance measures, your 2013 EICP results will be tied to CSG’s earnings, and we will use the earnings levels and associated payment levels approved at the November, 2012 Compensation Committee meeting. In future years, your measures will be structured consistent with the other Business Unit President and CEOs’, which is currently 75 percent of the EICP target tied to their Business Unit’s financial results and 25 percent of the EICP target tied to MDUR’s EPS.

Long-Term Performance Based Incentive Plan (Performance Shares): I will recommend to the Compensation Committee that your targeted Performance Share Award for 2014 will be 60 percent of base salary. This grant would be made in February 2014. For 2015, 2016 and 2017, I will recommend that your Long-Term Incentive target increase to 70 percent,

80 percent and 90 percent of base salary, respectively. Mark Del Vecchio will be discussing with you how the incentive program works.

•	Benefits: Your current employee benefits package will not change, and you will continue to participate in the various plans consistent with CSG Corporate status.

•
Non-Qualified Defined Contribution Plan (NQDCP): Recall that you began participating in the NQDCP on January 1, 2013. As a reminder, the NQDCP is an executive retirement program whereby the Company credits to an account in your name at New York Life (“NYL”), and you can invest the account balance in a number of investment vehicles. After four years of continuous employment from the date of the Company’s initial credit, the credit and any investment earnings (or losses) become “vested” and will be distributed to you in accordance with the distribution election you made upon joining the NQDCP.

At the Compensation Committee’s November, 2013 meeting, I will recommend that the Compensation Committee credit $75,000 to your NYL account effective January 1, 2014. Additional account credits after 2014 will be considered by the Compensation Committee each year thereafter. Please note that the January 1, 2014, account credit (if approved), and any subsequent account credits, are made pursuant to the terms of the Plan, including the aforementioned four-year employment requirement.

•
Relocation: As we discussed, my expectation is that Bismarck is intended to be your headquarters. However, given your current situation I did agree to you basing out of the Portland area for now and that we will revisit the location over the next 12 months. Longer term I feel Bismarck is the appropriate location.

•	Background Check: As you are now leading the CSG Business Unit, we will be conducting a background check to ensure we are setting a proper “tone at the top”.

•	Complete Agreement: This outlines the complete agreement of the compensation related terms and conditions of your employment. This supersedes any prior agreements or understandings.

The forgoing information is for overview purposes, and the specific terms and conditions of each program is outlined in the appropriate plan documents and/or award letters.

Jeff, congratulations on your increased roles and responsibilities. I am grateful to have you on the leadership team and look forward to many future successes.

Sincerely,
/s/ David L. Goodin
David L. Goodin
President and Chief
Executive Officer
MDU Resources Group, Inc.

cc: D. Anderson	M. Del Vecchio	F. Richard